As filed with the Securities and Exchange Commission on April 25, 2007

Registration No. 33-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Web2 Corp.
(Exact name of Registrant as specified in its charter)

Delaware	13-4127624
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization	Identification No.)

100 West Lucerne Circle, Suite 600, Orlando, Florida 32801
(Address of Principal Executive Offices, including Zip Code)

Stock Grants to Directors, Officers and Agents
(Full title of the plan)

William A. Mobley, Jr.
100 West Lucerne Circle
Suite 600
Orlando, Florida 32801
(Name and Address of Agent for Service)

(407) 540-0452
(Telephone Number, including Area Code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock,$.001 par value	250,000	$1.0775	$269,375	$8.27 (1)

(1) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c); based on the average of the closing bid and ask prices on April 24, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8. Information required by Part I (Items 1 and 2) will, to the extent applicable, be included in documents sent or given to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement on Form S-8. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

(a) The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission on April 17, 2007 (the “2006 Annual Report”).

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2006 Annual Report.

(c) The description of the common stock of the Registrant which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with this Registration Statement on Form S-8 will be passed upon for the Registrant by Winderweedle, Haines, Ward & Woodman, P.A. (“WHWW”). Affiliates of WHWW beneficially own an aggregate of 1,436,661 shares of common stock of the Registrant. In addition, 100,000 shares of common stock of the Registrant are being issued to Gary D. Lipson, an affiliate of WHWW, pursuant to this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and By-laws of the Registrant provide that the Registrant shall indemnify to the fullest permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than as ordered by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct, i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Item No.	Description

4.1	Certain Resolutions adopted by the Board of Directors on February 21, 2007.

5
Opinion dated April 25, 2007 of Winderweedle, Haines, Ward & Woodman, P.A. relating to the issuance of shares of common stock pursuant to certain resolutions adopted by the Board of Directors on February 21, 2007.

23.1	Consent of Winderweedle, Haines, Ward & Woodman, P.A. included in the Opinion filed as Exhibit 5 hereto.

23.2	Consent of Bowhuis, Morrill & Company, Independent Registered Public Accounting Firm.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on April 25, 2007.

Web2 Corp.

By:	/s/ William A. Mobley, Jr.
William A. Mobley, Jr.,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 25, 2007	/s/ William A. Mobley, Jr.
William A. Mobley, Jr., Chairman and Chief Executive Officer (Principal Executive Officer)

Date: April 25, 2007	/s/ Aaaron Stein
Aaron Stein, Director

Date: April 25, 2007	/s/ Eric Seidel
Eric Seidel, Director

Date: April 25, 2007	/s/ Darren Cioffi
Darren Cioffi, Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certain resolutions adopted by the Board of Directors on February 21, 2007.

5
Opinion dated April 25, 2007 of Winderweedle, Haines, Ward & Woodman, P.A. relating to the issuance of shares of common stock pursuant to the resolutions adopted by the Board of Directors adopted on February 21, 2007.

23.1	Consent of Winderweedle, Haines, Ward & Woodman, P.A. included in the Opinion filed as Exhibit 5 hereto.

23.2	Consent of Bowhuis, Morrill & Company, Independent Registered Public Accounting Firm.